Exhibit 99.1

For Immediate Release

Contacts:	(News Media) Tony Zehnder, 312.396.7086
(Investors) Scott Galovic, 317.817.3228

CNO names John Wright as
 EVP of Technology and Operations

Carmel, Ind., December 16, 2010 – CNO Financial Group, Inc. (NYSE:CNO) today announced that John Wright has been named executive vice president of technology and operations.

CNO CEO Jim Prieur said, “John brings a wealth of experience in both information technology and operations, having very successfully integrated a combined technology and operations function for the US Operations of Sun Life Financial.  He is a seasoned business leader, with deep expertise in leading system conversions, and improving service levels while managing operating expenses.”

Mr. Wright was previously the EVP of US Operations at Sun Life Financial in Wellesley Hills, Massachusetts.  In this role, he led all operations, customer service, IT, and facilities management.  He had prior assignments at Sun Life as the Chief Information Officer for Sun Life US, and as EVP and Corporate CIO for Sun Life Financial.  Mr. Wright earned his B.S. in Systems Analysis from Miami of Ohio University.

CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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